                               OPERATING AGREEMENT
                                       OF
                         PACIFIC GAS TURBINE CENTER, LLC

         THIS OPERATING AGREEMENT OF Pacific Gas Turbine Center, LLC is made and entered into as of May 28, 1999 by and among Chromalloy Gas Turbine Corporation, a Delaware corporation ("CGTC"), Willis Lease Finance Corporation, a Delaware corporation ("WLFC"), as successor in interest to Pacific Gas Turbine Center, Incorporated ("PGTC"), a Delaware corporation and a wholly-owned-subsidiary of WLFC, and PGTC.

                                    RECITALS

         A. Concurrently herewith, (i) PGTC, WLFC, and the Company have entered into the WLFC Contribution Agreement (as defined below), pursuant to which PGTC has contributed to the Company certain assets, in exchange for which PGTC has received a 50% Percentage Interest (as defined below) in the Company, and (ii) (x) CGTC and the Company have entered into the CGTC Contribution Agreement (as defined below), pursuant to which CGTC has contributed to the Company $___________* in cash and (y) CGTC shall make an additional cash capital contribution pursuant to SECTION 4.3(B) hereof (the sum of (ii)(x) and (ii)(y), the "CGTC CASH CONTRIBUTION"), and in exchange for such CGTC Cash Contribution CGTC has received a 50% Percentage Interest in the Company.

         B. Immediately following the consummation of the transactions contemplated by the WLFC Contribution Agreement and the CGTC Contribution Agreement (collectively, the "CONTRIBUTION AGREEMENTS"), PGTC commenced dissolution pursuant to applicable law (the "DISSOLUTION") and filed a Certificate of Dissolution with the Secretary of State of the State of Delaware pursuant to a Plan of Corporate Liquidation adopted by the Board of Directors of PGTC on May 26, 1999.

         C. Immediately following the contribution to the Company by PGTC pursuant to the WLFC Contribution Agreement, the assets of PGTC (including PGTC's Member Interest in the Company) are being distributed to its sole stockholder, WLFC, and pursuant to this Agreement PGTC shall cease to be a Member of the Company and WLFC shall become a Member of the Company.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto hereby agree as follows:



-------------------
* The material has been omitted pursuant to a request for confidential treatment and the material has been filed separately with the Commission.

                              ARTICLE I
                  DEFINITIONS; RULES OF CONSTRUCTION

         1.1 DEFINITIONS. The following definitions will apply to the capitalized terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary:

         "AAA" has the meaning set forth in SECTION 14.13.

         "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Tax Year, after giving effect to the following adjustments:

         (a) decrease such deficit by any amounts that such Member is obligated to restore pursuant to this Agreement or by operation of law upon liquidation of such Member's Membership Interest or is deemed to be obligated to restore pursuant to Tax Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Tax Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

         (b)  increase such deficit by the items described in Regulations
Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of "Adjusted Capital Account Deficit" is intended to comply with the provisions of Tax Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

         "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this Operating Agreement, "CONTROL" (including, with correlative meanings, the terms "CONTROLLING," "CONTROLLED BY" or "UNDER COMMON CONTROL WITH") as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "AGREEMENT" means this Operating Agreement, as it may be amended, modified, supplemented or restated from time to time.

         "AVAILABLE CASH" of the Company means, at any time, all cash funds of the Company on hand after: (a) payment of all expenditures of the Company that are due and payable as of such time; (b) provision for payment of all expenditures of the Company that are anticipated to become due and payable within thirty days following such time; and (c) provision for adequate reserves (working capital and/or capital), as determined by the Management Committee.

         "BOOK VALUE" means, for any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

         (a) The initial Book Value of any asset contributed by a Member to the Company will be the gross fair market value of such asset on the date of contribution, as reasonably determined by the Management Committee (with the consent of the Required Members).

         (b) The Book Values of all Company assets will be adjusted to equal their respective gross fair market values, as determined by the Management Committee (with the consent of the Required Members), as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a DE MINIMIS Capital Contribution; (ii) the distribution by the Company to a Member of more than a DE MINIMIS amount of Company property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Tax Regulations Section 1.704-1(b)(2)(ii)(g).

         (c) The Book Value of any Company asset distributed to any Member will be adjusted to equal the gross fair market value of such asset on the date of distribution, as reasonably determined by the Management Committee (with the consent of the Required Members).

         (d) The Book Value of Company assets will be increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are required to be taken into account in determining Capital Accounts pursuant to Tax Regulations Section 1.704-1(b)(2)(iv)(m); provided that Book Value will not be adjusted pursuant to this paragraph (d) to the extent the Management Committee (with the consent of the Required Members) determine that an adjustment pursuant to paragraph (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

         "BUSINESS DAY" means any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of California.

         "CAPITAL ACCOUNT" means, with respect to any Member, the capital account maintained for such Member in accordance with the following provisions:

         (a) Such Capital Account will be increased by such Member's Capital Contributions, such Member's allocable share of Profits and any items in the nature of income or gain that are specifically allocated to such Member pursuant to SECTIONS 5.4 and 5.5, and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

         (b) Such Capital Account will be decreased by the cash amount or Book Value of any property distributed to such Member pursuant to this Agreement, such Member's allocable share of Losses and any items in the nature of deductions or losses that are specially allocated to such Member pursuant to SECTIONS 5.4 and 5.5, and the amount of any liabilities of the Member assumed by the Company or for the satisfaction of which recourse may be made to any property contributed by such Member to the Company.

         (c) In the event all or a portion of a Member Interest is Transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the Transferred Member Interest.

         The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are generally intended to comply with Tax Regulations Section 1.704-1(b) and will be interpreted and applied in a manner consistent with such Tax Regulations. If the Management Committee (with the consent of the Required Members) determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Tax Regulations, the Management Committee (with the consent of the Required Members) may authorize such modifications, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to SECTION 13.4 upon the dissolution of the Company, nor a material effect on the amounts of taxable income, gain, deduction, or loss allocable to the Members. The Management Committee (with the consent of the Required Members) may also (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Tax Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Tax Regulations Section 1.704-1(b).

         "CAPITAL CALL NOTICE" has the meaning set forth in SECTION 4.3(C).

         "CAPITAL CONTRIBUTION" means, with respect to any Member, the amount of money and the initial Book Value of any property (other than money) contributed to the Company with respect to the Member Interest held by such Member.

         "CERTIFICATE OF FORMATION" means the Certificate of Formation of the Company as filed with the Office of the Secretary of State of the State of Delaware on March 19, 1999, as it may be amended or restated from time to time.

         "CGTC ADDITIONAL CASH CONTRIBUTION" has the meaning set forth in
SECTION 4.3(B)(II).

         "CGTC CONTRIBUTION AGREEMENT" means the Contribution Agreement dated of even date herewith by and between CGTC and the Company.

         "CGTC MANAGER" has the meaning set forth in SECTION 7.2.

         "CLOSING DATE" means May 28, 1999.

         "CODE" means the Internal Revenue Code of 1986, as amended and in effect from time to time. All references herein to the Code will include any corresponding provision or provisions of succeeding law.

         "COMPANY" means Pacific Gas Turbine Center, LLC, the Delaware limited liability company formed by the filing of the Certificate of Formation.

         "COMPANY CONFIDENTIAL INFORMATION" means any and all trade secrets, knowledge, data or know-how of the Company, and any technical, training and/or business information treated as confidential by the Company, whether relating to Company Proprietary Technology or the business or operations of the Company, including, without limitation, any formula, concept, process, design, device, software, system, list of customers, training manuals, marketing or sales or service plans, records, financial information, source codes, programs, inventions, techniques, new products, budgets, projections, licenses, prices, costs, compilations of information used in the Company's business or any other information of the Company, in each case, that is not readily available to the public; PROVIDED that Company Confidential Information shall not include information that (a) subsequent to its disclosure, is obtained from a third party in possession of such information and not under a contractual or fiduciary obligation to the Company to keep such information in confidence, (b) subsequent to its disclosure, enters the public domain (except where such occurrence is the direct result of a violation of SECTION 14.11), (c) prior to disclosure, was already known to the Person receiving such information, as evidenced by its written records,
(d) is filed with any government or regulatory agency in a manner that makes such information publicly available, (e) is disclosed pursuant to any judicial or governmental requirement or order or (f) is otherwise required by applicable law to be disclosed.

         "COMPANY MINIMUM GAIN" has the meaning set forth in Tax Regulations
Section 1.704-2(b)(2) with respect to "partnership minimum gain."

         "COMPANY NONRECOURSE DEDUCTIONS" has the meaning set forth in Tax Regulations Section 1.704-2(b)(1) with respect to "nonrecourse deductions."

         "COMPANY PROPRIETARY TECHNOLOGY" means any and all Company Confidential Information consisting of inventions, discoveries, formulas, concepts, processes, designs, devices, software, systems, new products, trademarks, trade names, servicemarks, copyrights, patents, trade secrets, knowledge, data or know-how owned by the Company or developed or made by, or caused to be developed or made by, the Company during the term of this Agreement.

         "CONTRIBUTION AGREEMENTS" has the meaning set forth in the Recitals hereto.

         "DEADLOCK" means (a) any failure to agree between the members of the Management Committee or the Required Members (other than DE MINIMUS issues and issues involving an amount in controversy less than or equal to $100,000, in the event that the amount in dispute is readily ascertainable), resulting in the inability of the Management Committee or the Required Members, as the case may be, to reach agreement for a thirty (30) day period with respect to the subject matter of such deadlock situation, despite good faith efforts by the members of the Management Committee or the Required Members, as the case may be, to reach agreement with respect thereto, (b) the acquisition by a Person of a Member Interest pursuant to any foreclosure made upon any Pledge of such Member Interest or (c) as set forth in SECTION 4.3(C)(III).

         "DEFAULT RATE" shall mean the sum of (a) the rate of interest for commercial loans established and publicly announced by First Union National Bank as its prime commercial lending rate, PLUS (b) 4%, as determined as of the Default Notice Date.

         "DEFAULT NOTICE DATE" has the meaning set forth in SECTION 4.3(C)(I).

         "DELAWARE ACT" means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended from time to time.

         "DEPRECIATION" means, for each Tax Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Tax Year, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Tax Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Tax Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Tax Year is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Management Committee (with the consent of the Required Members).

         "FIRST REFUSAL NOTICE" has the meaning set forth in SECTION 11.2(A).

         "FIRST REFUSAL OFFER" has the meaning set forth in SECTION 11.2(A).

         "FISCAL QUARTER" means (a) the period commencing May 1, 1999 and ending on June 30, 1999, (b) any subsequent three-month period thereafter (or upon completion of the winding up of the Company, if sooner) or (c) such other Fiscal Quarter as the Management Committee may adopt.

         "FISCAL YEAR" means (a) the period commencing May 1, 1999 and ending on December 31, 1999, (b) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (c) any portion of the period described in clause (b) of this sentence for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to ARTICLE V hereof.

         "FORECLOSURE TRANSFEREE" has the meaning set forth in Section
11.4(b).

         "GAAP" means generally accepted accounting principles in the United States of America as from time to time in effect, applied on a consistent basis with those accounting principles applied at prior dates or for prior periods.

         "GOVERNMENTAL BODY" means any governmental or quasi-governmental agency, authority, commission, board or other body.

         "INDEMNITEE" has the meaning set forth in SECTION 7.16.

         "KPMG" has the meaning set forth in SECTION 2.11.

         "LIEN" includes any mortgage, lien, pledge, security interest, conditional sale agreement, charge, claim, easement, right, condition, restriction or other encumbrance or defect of title of any nature whatsoever (including without limitation, any assessment, charge or other type of notice which is levied or given by any governmental body and for which a lien could be filed).

         "LIQUIDATOR" has the meaning set forth in SECTION 13.4.

         "LOSSES" has the meaning set forth in the definition of "Profits" and "Losses."

         "MANAGEMENT COMMITTEE" has the meaning set forth in SECTION 7.1.

         "MANAGER" means a member of the Management Committee.

         "MEMBER INTEREST" means the interest of a Member in the Company including, without limitation, such Member's right (a) to a distributive share of the Profits, Losses and other items of income, gain, loss, deduction and credit of the Company, (b) to a distributive share of the assets of the Company, and (c) to vote on or to consent or withhold consent on certain matters as described in this Agreement, each in accordance with its Percentage Interest.

         "MEMBER NONRECOURSE DEBT MINIMUM GAIN" has the meaning set forth in Tax Regulations Section 1.704-2(i)(2) with respect to "partner nonrecourse debt minimum gain" and shall be determined in accordance with Tax Regulations
Section 1.704-2(i)(3).

         "MEMBER NONRECOURSE DEDUCTIONS" has the meaning set forth in Tax Regulations Section 1.704-2(i)(1) and (2) with respect to "partner nonrecourse deductions."

         "MEMBERS" means PGTC (prior to the transfer of its Member Interest to WLFC), WLFC (subsequent to the receipt of its Member Interest from PGTC), CGTC, and each other Person who has been admitted as a Member in the Company in accordance with SECTION 11.5 of this Agreement and whose admission has been reflected on the books and records of the Company.

         "NON-OFFERING MEMBER" has the meaning set forth in SECTION 12.1(A).

         "NOTICE OF ACCEPTANCE" has the meaning set forth in SECTION 11.2(C).

         "NOTIFIED MEMBER" has the meaning set forth in SECTION 11.2(A).

         "OFFER" has the meaning set forth in SECTION 12.1(A).

         "OFFERING MEMBER" has the meaning set forth in SECTION 12.1(A).

         "OFFER PRICE" has the meaning set forth in SECTION 11.2(A).

         "OFFICERS" has the meaning set forth in SECTION 7.4(A).

         "PERCENTAGE INTEREST" means, at any time, the percentage of Member Interests held by a Member at such time in relation to the total Member Interests outstanding at such time, as set forth opposite such Member's name on EXHIBIT A, as such Percentage Interest may be adjusted from time to time pursuant to the terms of this Agreement. After any such adjustment, the Percentage Interest of such Member, as adjusted, shall constitute the Percentage Interest of such Member for all purposes under this Agreement.

         "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, trust, estate, unincorporated organization, association, Governmental Body or other entity.

         "PLEDGE" means, with respect to all or any aspect of a Member Interest, a pledge, encumbrance, hypothecation or similar disposition in connection with the granting of a Lien to secure an obligation of the pledgor or an Affiliate of the pledgor.

         "PROFITS" and "LOSSES" mean, for each Tax Year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss), with the following adjustments (without duplication):

         (a) Income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition will be added to such taxable income or loss.

         (b) Any expenditures of the Company described in Code Section 705(a)(2)(B), or treated as Code Section 705(a)(2)(B) expenditures pursuant to Tax Regulations Section 1.704-1(b)(2)(iv)(i) will be subtracted from such taxable income or loss.

         (c) If the Book Value of any Company asset is adjusted pursuant to paragraphs (b), (c) or (d) of the definition thereof, the amount of such adjustment will be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses.

         (d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value.

         (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Tax Year, computed in accordance with the definition of Depreciation.

         (f) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to SECTIONS 5.4 or 5.5 will not be taken into account in computing Profits and Losses.

         "PURCHASE PRICE" has the meaning set forth in SECTION 11.3(B).

         "REQUIRED MEMBERS" means WLFC and CGTC.

         "TAX RATE" means, as of any relevant date, the highest marginal effective federal income tax rate applicable to corporations during a period with respect to which a distribution is made pursuant to SECTION 6.3, plus 6%.

         "TAX REGULATIONS" means the Income Tax Regulations (including Temporary Regulations) promulgated under the Code, as amended and in effect (including corresponding provisions of any succeeding Tax Regulations).

         "TAX REGULATORY ALLOCATIONS" has the meaning set forth in SECTION
5.5.

         "TAX YEAR" means the twelve-month accounting period of the Company for federal and state income tax purposes ending on December 31 of each year or such other accounting period as the Company is required to use under
Section 706(b) of the Code; provided that the initial Tax Year of the Company will be the period beginning on the Closing Date and ending on December 31, 1999 (or such other year end required to be used by the Company under Section 706(b) of the Code), and the last Tax Year of the Company (if not a full twelve-month accounting period) will be the period beginning on the day following the end of the penultimate Tax Year of the Company and ending on the date the final liquidation of the Company is completed.

         "THIRD PARTY" means any Person other than (a) the Company, (b) a Member, (c) the Manager, (d) any Affiliate of any of the foregoing, (e) any officer, director, shareholder, partner or member of any of the foregoing or
(f) any other Person designated by either WLFC or CGTC in a written form delivered to the other Member on the Closing Date, which information is expressly incorporated herein by reference.

         "THIRD PARTY OFFER" means a bona fide offer made in writing by any Third Party to WLFC or CGTC to purchase a Member Interest from such Member on an arm's length basis.

         "TRANSFER" means a sale, assignment, gift, contribution, exchange or any other disposition of a Member Interest (other than a Pledge).

         "TRANSFERRING MEMBER" has the meaning set forth in SECTION 11.2(A).

         "VOTING POWER" has the meaning set forth in SECTION 7.3.

         "WASI SUBLEASE" means that certain Sublease Agreement dated of even date herewith by and between WLFC and Willis Aeronautical Services, Inc., a California corporation, and assigned to the Company pursuant to the Assignment and Assumption of Lease and Sublease dated of even date herewith by and between WLFC and the Company.

         "WLFC CONTRIBUTION" has the meaning set forth in SECTION 4.3(B)(I).

         "WLFC CONTRIBUTION AGREEMENT" means the Contribution Agreement dated of even date herewith by and among PGTC, WLFC and the Company.

         "WLFC MANAGER" has the meaning set forth in SECTION 7.2.

         1.2  RULES OF CONSTRUCTION.

         (a) All article, section and paragraph titles and captions in this Agreement are for convenience only, will not be deemed part of this Agreement, and in no way define, limit, extend, or describe the scope or intent of any provisions of this Agreement. Except as specifically provided otherwise, references to "Articles," "SECTIONS" and "EXHIBITS" are to Articles, Sections and Exhibits of or to this Agreement.

         (b) Whenever the context may require, any pronoun used in this Agreement includes the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs includes the plural and VICE VERSA. The locative adverbs "hereof," "herein," "hereafter," etc. refer to this Agreement as a whole.

                                 ARTICLE II
                           ORGANIZATIONAL MATTERS

         2.1 FORMATION. The Members have formed the Company as a limited liability company pursuant to the provisions of the Delaware Act. The Members are entering into this Agreement in order to set forth the rights and obligations of the Members with respect to the Company and certain related matters. Except as otherwise expressly provided herein or in the Contribution Agreements, the rights and obligations of the Members and the administration and dissolution of the Company will be governed by the Delaware Act.

         2.2  NAME. The name of the Company is "Pacific Gas Turbine Center,
LLC."

         2.3 REGISTERED AGENT AND OFFICE. The registered agent and office of the Company in the State of Delaware shall be Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805. The Management Committee may change the registered office or registered agent from time to time.

         2.4 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Company shall be at 7007 Consolidated Way, San Diego, CA 92121, or at such other place in the United States as the Management Committee may from time to time designate.

         2.5 TERM. The Company will continue in existence in perpetuity, or until the earlier dissolution of the Company in accordance with the provisions of ARTICLE XIII.

         2.6 OWNERSHIP. The interest of each Member in the Company will be personal property for all purposes. All property and interests in property, real or personal, owned by the Company will be deemed owned by the Company as an entity, and no Member (as such) will have any ownership of such property or interest therein except by having an ownership interest in the Company as a Member.

         2.7 RELATIONSHIP AMONG MEMBERS. The relationship among the Members provided for in this Agreement is limited to the conduct of the business of the Company as a limited liability company in accordance with the terms of the Delaware Act and this Agreement. Nothing contained in this Agreement will be construed to create a partnership (other than for tax purposes) between or among the Members or, except as otherwise expressly provided in this Agreement, to authorize any Member to act as agent for another Member.

         2.8 INDEPENDENT ACTIVITIES OF MEMBERS. Each Member and its Affiliates may have business interests and engage in business activities in addition to those relating to the Company, and no other provision of this Agreement will be deemed to prohibit a Member or any of its Affiliates from conducting such other businesses and activities.

         2.9 NO INDIVIDUAL AUTHORITY. No Member, acting alone, will have any authority to act for, or to undertake or assume any obligation or liability on behalf of, any other Member or the Company, except as otherwise expressly provided in this Agreement.

         2.10 QUALIFICATION IN OTHER JURISDICTIONS. The President of the Company or his designee shall cause the Company to be qualified or registered as a foreign limited liability company authorized to transact business in all jurisdictions in which such qualification or registration is reasonably necessary or advisable, and shall cause the Company to register all trade names or fictitious names in or under which it conducts business in all jurisdictions in which the Company conducts business under such names and in which such registration is necessary or advisable. The President of the Company or his designee, as an "authorized person" within the meaning of the Delaware Act, may execute, deliver and file any certificates, affidavits and registrations (and any amendments and/or restatements thereof) necessary for the Company so to do.

         2.11 ACCOUNTANT. The accountant for the Company for the remaining portion of the first calendar year following the Closing Date and for the subsequent two calendar years shall be KPMG Peat Marwick LLP ("KPMG"). CGTC shall name the Company's accountant to serve for the subsequent three calendar years. Thereafter, WLFC and CGTC shall alternate in designating the Company's accountant for each subsequent three-year period.

                                  ARTICLE III
                                    PURPOSE

         3.1 PURPOSES AND SCOPE. Subject to the provisions of this Agreement, the purposes of the Company are: (a) to operate the business of storage and distribution of aircraft and engine spare parts inventory, overhaul and testing of jet engines, including the dismantling, cleaning, repair and testing of said jet engines; and (b) to do any and all other acts or things which may be desirable, expedient, convenient, incidental or necessary to carry on the business of the Company as herein contemplated.

         3.2 POWERS OF THE COMPANY. The Company shall have the power and authority to take any and all actions necessary, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in SECTION 3.1, as determined by the Management Committee in accordance with the terms and conditions of this Agreement.

                                  ARTICLE IV
                        CAPITAL CONTRIBUTIONS AND LOANS

         4.1  INITIAL CAPITAL CONTRIBUTIONS.  Pursuant to the Contribution
Agreements:

         (a)  PGTC has made a Capital Contribution of the assets described in
Section 2.01 of the WLFC Contribution Agreement as of the Closing Date; WLFC shall succeed to such Capital Contributions and the Capital Account attributable thereto; and

         (b) CGTC has made a Capital Contribution of $___________* in cash as set forth in Section 2.01 of the CGTC Contribution Agreement as of the Closing Date, and shall make an additional cash Capital Contribution pursuant to SECTION 4.3(b).

         4.2 MEMBER INTERESTS; PERCENTAGE INTERESTS. In consideration of the Capital Contributions referred to in SECTION 4.1, WLFC (as successor to PGTC) and CGTC will be deemed to have the following respective Percentage Interests as of the Closing Date:


                                                                      Percentage
              Name of Member                                           Interest
              --------------                                          ----------
              WLFC                                                        50%

              CGTC                                                        50%
                                                                         ----
              Total:                                                     100%


         4.3  ADDITIONAL CAPITAL CONTRIBUTIONS.

         (a) Except as otherwise provided in this SECTION 4.3 or as otherwise agreed by the Required Members pursuant to SECTION 7.5(k), no Member shall be obligated to make any Capital Contributions or loans to the Company.

         (b)(i) Within fifteen (15) days after the Closing Date, WLFC shall prepare and deliver to CGTC a computation of the contribution, calculated consistent with EXHIBIT C (the "WLFC CONTRIBUTION"), made by WLFC with respect to the PGTC Business (as defined in the WLFC Contribution Agreement) for the period beginning on May 1, 1999 and ending on May 28, 1999. CGTC shall have five (5) days from receipt of such computation to review such computation and to propose adjustments (if necessary) to the computation of the WLFC Contribution. If WLFC and CGTC are unable to agree on the computation of the WLFC Contribution within thirty (30) days after the Closing Date, the disputed amount shall be submitted to AAA for arbitration, the

--------------------

* The material has been omitted pursuant to a request for confidential treatment and the material has been filed separately with the Commission.

cost of which shall be borne equally by WLFC and CGTC, and whose decision shall be final and binding and without appeal. After the final determination by AAA of the WLFC Contribution, neither CGTC nor WLFC shall have any further right to make any claims against the other with respect to the calculation of any element of the WLFC Capital Expenditures, absent fraud. The foregoing shall not be construed as limiting any right or remedy of WLFC, CGTC or LLC under any other provision of this Agreement in the event any party hereto breaches any representation, warranty or covenant hereunder.

                  (ii) On the date that a final determination is made pursuant to SECTION 4.3(b)(i) of the amount of the WLFC Contribution, CGTC shall be required, within five (5) days after the date of such determination, to make an additional Capital Contribution in cash (the "CGTC ADDITIONAL CASH CONTRIBUTION") in an amount equal to the amount of the WLFC Contribution. The WLFC Contribution will be recorded on EXHIBIT A as an increase to WLFC's "Initial Capital Account." Upon the contribution of the CGTC Additional Cash Contribution to the Company by CGTC in accordance with SECTION 4.3(b)(i), the CGTC Additional Cash Contribution will be recorded on EXHIBIT A as an increase to CGTC's "Initial Capital Account." The Members intend that, following the contribution by CGTC of the CGTC Additional Cash Contribution to the Company, the Capital Accounts of each of the Members shall equal the aggregate amount of cash contributed by CGTC pursuant to SECTIONS 4.1(b) and 4.3(B).

         (c) At any time during the period from the Closing Date through and including December 31, 2000, in the event that the annual operating budget of the Company in effect at such time (as approved by the Required Members pursuant to SECTION 7.5(q)) provides that each Member is required to make a Capital Contribution to the Company, then each Member agrees to make such Capital Contribution in an amount up to the aggregate annual amount set forth in such annual operating budget; PROVIDED, THAT (i) the aggregate annual amount set forth in such annual operating budget shall be the same amount for each Member, (ii) the aggregate annual amount set forth in such annual operating budget shall not exceed an amount equal to $5,000,000 for each Member, (iii) any such Capital Contribution shall be made only upon delivery of a written notice (a "CAPITAL CALL NOTICE") properly authorized by the Management Committee, and (iv) the total amount of Capital Contributions made by each Member for any calendar year (regardless of when such Capital Contributions are made during such year) shall not exceed the aggregate annual amount set forth in such annual operating budget. Subject to the provisions of this SECTION 4.3(c), the Management Committee shall provide a Capital Call Notice, which shall specify the date on which the Capital Contributions shall be made and which shall be provided to all Members no less than thirty (30) days prior to the date for payment specified in such notice. EXHIBIT A shall reflect the actual amount of each Member's Capital Contributions as of any given time, and the Management Committee shall amend EXHIBIT A from time to time to keep such information current.

                  (i) In the event any Member shall default in the funding of any portion of its Capital Contribution when required to be made, and shall fail to provide such funds within ten (10) days after notice of default shall be given to it by the Management Committee (such tenth (10th) day being referred to herein as the "DEFAULT NOTICE DATE"), then such Member shall be a defaulting Member and the Management Committee may cause the Company to treat the defaulted amount as a loan to the defaulting Member by the Company (and a deemed Capital Contribution by such defaulting Member), which loan shall bear interest, compounded annually, at the Default Rate, commencing from the date the defaulted amount was initially due until the date the "loan" is fully repaid. The Company may retain distributions otherwise payable to the defaulting Member, applying such amounts as described below. Notwithstanding the provisions of SECTIONS 7.3 and 7.5, the approval of the Managers appointed by the defaulting Member shall not be required with respect to any actions taken by the Management Committee during any period in which such Member is in default.

         Any amounts withheld from the distributions to the defaulting Member pursuant to this SECTION 4.3(c)(i) shall be applied in the following priorities: (x) first, to the expenses and costs, including, without limitation, attorneys' fees, if applicable, incurred by the Company in recovering the amounts due and (y) second, there shall be deducted and retained by the Company the principal portion of such defaulting Member's unfunded Capital Contribution that is treated as a loan, plus any accrued but unpaid interest thereon (with all amounts applied to interest first and then to such portion of such loan). The balance of proceeds remaining shall be distributed to the defaulting Member in accordance with ARTICLE VI or
SECTION 13.4, as appropriate. The defaulting Member shall remain liable for all amounts due under this SECTION 4.3(c)(i) to the extent such amounts remain unpaid after exercise of the remedies provided for in this
SECTION 4.3(c)(i). All amounts withheld and applied pursuant to this paragraph shall be treated as having been distributed to the defaulting Member for purposes of determining the Members' Capital Accounts and rights to other distributions from the Company.

         Each of the Members hereby consents to the application to it of the remedies provided in this SECTION 4.3(c)(i) in recognition of the risk and speculative damages its default would cause the Company and the other Member and further agrees that the availability of such remedies and the choice of any such remedy shall not preclude any other such remedy or any other remedies that may be available at law, in equity, by statute or otherwise.

                  (ii) Notwithstanding anything to the contrary in
SECTION 4.3(c)(i), upon the repayment by the defaulting Member to the Company of all amounts due under SECTION 4.3(c)(i) (including any and all accrued interest), the Company shall no longer be authorized to withhold distributions to the defaulting Member with respect to such Capital Contribution; PROVIDED, HOWEVER, that nothing in this SECTION 4.3(c)(ii) shall prohibit the Company from exercising its remedies as set forth in
SECTION 4.3(c)(i) (including the withholding of distributions) with respect to any subsequent defaults by any Member with respect to any subsequent Capital Call Notices.

                  (iii) Notwithstanding anything to the contrary contained herein, in the event that, as of the date that is one (1) year from any Default Notice Date, the defaulting Member has not repaid all of such defaulting Member's unfunded Capital Contribution, the non-defaulting Member shall be entitled to declare a Deadlock and exercise any and all rights of an Offering Member as set forth in ARTICLE XII.

         4.4 CFM56 FINANCING. If at any time on or before the fifth anniversary of the date of this Agreement, the Company elects to seek certification and become a working ___________ facility, CGTC shall, pursuant to the terms and conditions set forth on EXHIBIT B attached hereto, loan to the Company up to ___________ dollars ($___________) in cash to finance such certification and any other expenses in connection therewith. Any such monetary amounts provided by CGTC to the Company shall constitute a loan to the Company and shall not constitute a Capital Contribution.*

                                   ARTICLE V
                       CAPITAL ACCOUNTS AND ALLOCATIONS

         5.1 CAPITAL ACCOUNTS. For purposes of maintaining Capital Accounts in accordance with Code Section 704(b) and the Tax Regulations thereunder:

         (a) Maintenance of Capital Accounts. The Company will maintain for each Member a separate Capital Account in accordance with this Agreement, which will control the division of assets upon liquidation of the Company as provided in SECTION 13.4(d).

         (b) Negative Capital Accounts. If any Member has a deficit balance in its Capital Account, such Member shall have no obligation to restore such negative balance or to make any Capital Contribution to the Company by reason thereof, and such negative balance shall not be considered an asset of the Company or of any Member.

         (c) Initial Capital Accounts. The Members agree that the initial Capital Account of each Member after giving effect to the initial Capital Contributions provided for in SECTION 4.1 shall be as set forth on EXHIBIT A.

         (d) ALLOCATION OF INITIAL CAPITAL CONTRIBUTIONS AMONG CONTRIBUTED PROPERTY. The Members agree that the aggregate net Book Value of the cash or assets, as the case may be, contributed to the Company by each Member pursuant to SECTION 4.1 hereof is equal to the initial Capital Account of such Member after giving effect to such Capital Contribution, as set forth in paragraph (c) above.

         5.2 INTEREST. No interest will be paid by the Company on Capital Contributions or on balances in Capital Accounts.

         5.3 ALLOCATION OF PROFITS AND LOSSES. After giving effect to the allocations set forth in SECTIONS 5.4 and 5.5, and after giving effect to any distributions of cash or property, Profits and Losses for any Tax Year (or other period) will be allocated to the Members in proportion to their respective Percentage Interests.

         5.4 SPECIAL ALLOCATIONS. Notwithstanding any provision herein, the following special allocations shall be made in the following order:


--------------------

* The material has been omitted pursuant to a request for confidential treatment and the material has been filed separately with the Commission.

         (a) MINIMUM GAIN CHARGEBACK - COMPANY NONRECOURSE LIABILITIES. If there is a net decrease in Company Minimum Gain during any Tax Year, certain items of income and gain will be specially allocated (on a gross basis) to the Members in accordance with the rules described in Tax Regulations
Section 1.704-2(f) and - 2(j)(2)(i) and (iii), subject to the exemptions set forth in Tax Regulations Section 1.704-2(f)(2), (3), (4) and (5). This
SECTION 5.4(a) is intended to comply with the minimum gain chargeback requirement set forth in Tax Regulations Section 1.704-2(f) relating to Company nonrecourse liabilities (as defined in Tax Regulations
Section 1.704-2(b)(3)) and will be so interpreted.

         (b) MINIMUM GAIN CHARGEBACK--MEMBER NONRECOURSE DEBT. If there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Tax Year, certain items of income and gain will be specially allocated (on a gross basis) as quickly as possible to those Members who had a share of the Member Nonrecourse Debt Minimum Gain (determined pursuant to Section 1.704-2(i)(5) of the Tax Regulations) in accordance with the rules described in Tax Regulations Section 1.704-2(i)(4), (j)(2)(ii) and (iii). This SECTION 5.4(b) is intended to comply with the minimum gain chargeback requirement set forth in Tax Regulations Section 1.704-2(i)(4) relating to partner nonrecourse debt (as defined in Tax Regulations Section 1.704-2(b)(4)) and will be so interpreted.

         (c) QUALIFIED INCOME OFFSET. If any Member unexpectedly receives an adjustment, allocation or distribution described in Tax Regulations
Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be allocated, in accordance with Tax Regulations
Section 1.704-1(b)(2)(ii)(d), to such Member in an amount and manner sufficient to eliminate, to the extent required by such Tax Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this SECTION 5.4(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided in this ARTICLE V have been tentatively made as if this SECTION 5.4(c) were not in the Agreement. This SECTION 5.4(c) is intended to comply with the "qualified income offset" requirement set forth in Tax Regulations Section 1.704-1(b)(2)(ii)(d) and will be so interpreted.

         (d) COMPANY NONRECOURSE DEDUCTION. Company Nonrecourse Deductions for any Tax Year will be specially allocated among the Members in proportion to their Percentage Interests.

         (e) MEMBER NONRECOURSE DEDUCTION. Member Nonrecourse Deductions will be allocated pursuant to Tax Regulations Section 1.704-2(b)(4) and (i)(l) to the Member who bears the economic risk of loss with respect to the deductions.

         (f)  TAX ALLOCATIONS; CODE SECTION 704(c).  In accordance with Code
Section 704(c) and the Tax Regulations thereunder, income, gain, loss and deductions with respect to any property contributed to the capital of the Company will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value. Unless otherwise required by the Tax Regulations under Section 704(c) of the Code, the Company will take such variations into account in accordance with the "traditional method" and the "ceiling rule" under Tax Regulations Section 1.704-3(b)(1).

         5.5 CURATIVE ALLOCATIONS. The allocations set forth in SECTIONS 5.4(a) through (e) (the "TAX REGULATORY ALLOCATIONS") are intended to comply with certain requirements of the Tax Regulations. It is the intent of the Members that, to the extent possible, all Tax Regulatory Allocations will be offset either with other Tax Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this SECTION 5.5. Therefore, notwithstanding any other provisions of this ARTICLE V (other than the Tax Regulatory Allocations), the Management Committee will make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Tax Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to
SECTION 5.3. In making allocations under this SECTION 5.5, the Management Committee will take into account future Tax Regulatory Allocation under Sections 5.4(a) and 5.4(b) that, although not yet made, are likely to offset other Tax Regulatory Allocations previously made under SECTIONS 5.4(d) and 5.4(e).

         5.6  OTHER ALLOCATION RULES.

         (a) For purposes of determining the Profits, Losses, or any other item allocable to any period, Profits, Losses, and any such other item will be determined on a daily, monthly, or other basis, as determined by the Management Committee (with the consent of the Required Members) using any permissible method under Code Section 706 and the Tax Regulations thereunder.

         (b) For federal income tax purposes, every item of income, gain, loss, and deduction will be allocated among the Members in accordance with the allocations under SECTIONS 5.3, 5.4, 5.5 and 5.6.

         (c) The Members are aware of the income tax consequences of the allocations made by this ARTICLE V and agree to be bound by the provisions of this ARTICLE V in reporting their shares of the Company income and loss for income tax purposes.

         (d)  It is intended that the allocations in SECTIONS 5.3, 5.4 and
5.5 effect an allocation for federal income tax purposes consistent with Code
Section 704 and comply with any limitations or restrictions therein. The Management Committee (with the consent of the Required Members) may alter the allocations pursuant to this ARTICLE V in any manner consistent with Code
Section 704 and to amend the provisions of this Agreement as appropriate to comply with the Tax Regulations promulgated under Code Section 704, if, in the opinion of counsel, such an amendment is advisable to reflect allocations among the Members consistent with those Tax Regulations, and any such allocation will not have a material effect on the distributions which would otherwise be made pursuant to SECTIONS 6.1, 6.3, 13.4 or 13.6, it being understood that, notwithstanding anything in ARTICLE V to the contrary, allocations shall be effected in a manner that will result in liquidating distributions pursuant to SECTION 13.4(d)(ii) (after taking into account Company Minimum Gain and Member Nonrecourse Debt Minimum Gain) being made in the same amounts as if such liquidating distributions were made in the amounts set forth in SECTION 6.1.

         (e) The Members agree that their Percentage Interests represent their respective interests in Company profits for purposes of allocating excess nonrecourse liabilities (as defined in Tax Regulations
Section 1.752-3(a)(3)) pursuant to Tax Regulations Section 1.752-3(a)(3).

                                   ARTICLE VI
                                 DISTRIBUTIONS

         6.1  DISTRIBUTIONS.

         (a) The Management Committee shall review the Company's accounts at the end of each fiscal quarter to determine whether distributions are appropriate. Subject to SECTION 6.1(b), SECTION 6.3, Section 18-607(a) of the Delaware Act and EXHIBIT B to this Agreement, the Management Committee (with the consent of the Required Members) shall make such distributions of Available Cash to the Members as it may determine, in proportion to their respective Percentage Interests; PROVIDED, HOWEVER, that in the event that, on or at any time after January 1, 2001, the amount of Available Cash is greater than $5,000,000, the Management Committee shall distribute all Available Cash in excess of $5,000,000 to the Members in proportion to their respective Percentage Interests and such action shall not require the consent of the Required Members.

         (b) Notwithstanding any provision of SECTION 6.1(a) to the contrary, Available Cash that is derived from a transaction that occurs in connection with the dissolution, termination and liquidation of the Company shall be distributed to the Members in accordance with ARTICLE XIII.

         6.2 AMOUNTS WITHHELD. Each Member authorizes the Company to withhold and pay any withholding or other taxes payable by the Company with respect to such Member as a result of such Member's participation in the Company. If the Company is required to withhold or pay any such taxes, such Member will be deemed for all purposes of this Agreement to have received a payment from the Company at the time of such withholding or payment, which will be deemed to be a distribution with respect to such Member's Member Interest. To the extent a Member receiving a deemed distribution under this
SECTION 6.2 would not otherwise be entitled to such distribution during the Tax Year, such Member shall contribute to the Company in cash the amount of such deemed distribution which is in excess of the distribution the Member would have otherwise been entitled to for such Tax Year (but shall receive no credit for such contribution in circumstances in which Percentage Interests are redetermined). Any withholding authorized by this SECTION 6.2 will be made at the maximum applicable statutory rate under the applicable tax law unless the Management Committee has received an opinion of counsel or other evidence satisfactory to the Management Committee to the effect that a lower rate is applicable or that no withholding is applicable.

         6.3 TAX DISTRIBUTIONS. Notwithstanding SECTION 6.1(a), no later than the filing of the Company's federal income tax return with respect to any Tax Year, the Management Committee shall cause the Company to distribute to each Member with respect to such Tax Year an amount not less than (i) the product of (A) the excess, if any, of the cumulative taxable income of the Company allocated to such Member in each Tax Year from and after the inception of the Company (including such Tax Year) over (B) the cumulative taxable income of the Company allocated to such Member in each Tax Year of the Company (excluding such Tax Year), MULTIPLIED BY (ii) the Tax Rate in effect during such Tax Year to which such distribution relates, to the extent such product exceeds distributions made to such Member during such Tax Year (other than distributions to such Member during such Tax Year under this SECTION 6.3 with respect to the prior Tax Year). The Management Committee shall make such distributions on an annual basis, promptly following the filing of the Company's federal income tax return. Amounts distributed under this SECTION 6.3 shall be considered advance distributions under SECTION 6.1(a), and thus Members shall be entitled to distributions under SECTION 6.1(a) only to the extent that distributions to which such Member would be entitled under SECTION 6.1(a) (determined without regard to this SECTION 6.3) exceed amounts previously distributed to such Member under
SECTION 6.1(a) and this SECTION 6.3.

                                   ARTICLE VII
                           MANAGEMENT OF THE COMPANY

         7.1 MANAGEMENT. The business and affairs of the Company shall be managed by a management committee (the "MANAGEMENT COMMITTEE") consisting of four (4) Managers. Except for situations in which the approval of a Member or Members is expressly required by this Operating Agreement or by the Delaware Act (where such requirement cannot be overridden by the agreement of Members), the Management Committee shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the business of the Company. The members of the Management Committee shall direct, manage and control the business of the Company to the best of their ability.

         7.2 APPOINTMENT OF MANAGERS. Subject to SECTION 7.7, CGTC initially shall be entitled to appoint two (2) Managers to the Management Committee (the "CGTC MANAGERS"), and WLFC initially shall be entitled to appoint two (2) Managers to the Management Committee (the "WLFC MANAGERS"). The number of Managers may be increased, and the rights of each Member to elect Managers modified, from time to time upon the affirmative vote or consent of the Required Members; PROVIDED, however, that any such additional Managers may only be appointed by a Member owning a Percentage Interest equal to or greater than 50%.

         The initial CGTC Managers shall be the following individuals:

                               Kenneth J. Binder
                             Christine Richardson

         The initial WLFC Managers shall be the following individuals:

                               James D. McBride
                                Edwin F. Dibble

         7.3 VOTE OF MANAGERS. Each Manager will have one vote, equally weighted with the vote of each other Manager, with respect to any decisions made by the Management Committee ("VOTING POWER"). Any action taken by the Management Committee shall require the affirmative vote or consent of Managers holding at least a majority of the Voting Power; PROVIDED, HOWEVER, that any action taken by the Management Committee shall require that the affirmative vote or consent of at least one (1) WLFC Manager and at least one
(1) CGTC Manager. Except as may be authorized by the Management Committee, no Member, individual Manager, officer, employee, attorney-in-fact or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose.

         7.4  OFFICERS.

         (a)  The officers of the Company shall consist of a (i) President,
(ii) Controller, Director of Finance or Chief Financial Officer, (iii) Vice President and (iv) Corporate Secretary, and (v) any other officer as determined by the Management Committee (the "OFFICERS"). The Officers shall be appointed by, and shall exercise such powers and perform such duties as are prescribed by, the Management Committee; PROVIDED, however, that CGTC shall have the right to appoint the Chief Financial Officer and Corporate Secretary of the Company. The Officers need not be employees of the Company. Any number of offices may be held by the same individual, as the Management Committee may determine, except that no individual may simultaneously hold the offices of President and Secretary. The Officers shall hold office for the term for which they were appointed and until their successors are appointed and qualified; PROVIDED, HOWEVER, that any Officer may be removed with or without cause at any time by the Management Committee.

         (b)  The initial officers of the Company shall be as follows:

                 NAME                                TITLE
                 ----                                -----
                 Graham Bell                         President, Chief Financial Officer
                                                     and Corporate Secretary
                 Robert Klapatch                     Vice President  - Marketing
                 Thomas M. McCoy                     Vice President - Engineering
                 Hugh Orrell                         Vice President - Materials/Purchasing

         7.5 SIGNIFICANT OPERATING DECISIONS. Notwithstanding any provision of this Agreement to the contrary, in addition to the making of any other decision or the taking of any other action under this Agreement that specifically requires the approval of the Required Members or that is to be made by the Required Members, neither the Management Committee nor any Officer will have the authority to cause the Company to approve, act on or effect, any of the following actions without the approval of the Required
Members:

         (a) the sale of all or substantially all of the business or assets of the Company, whether by merger, consolidation, sale of assets or otherwise (other than pursuant to a sale of Member Interests on the basis contemplated by ARTICLE XI), or the acquisition by the Company of any other Person or an operating business unit of any other Person, whether by merger, consolidation, purchase of equity interests or the acquisition of all or substantially all of the business or assets of such Person or operating business unit;

         (b) the making by the Company of any capital expenditure not provided for in the annual operating budget (as approved pursuant to Section 7.5(q)) in excess of $100,000 individually or $250,000 in the aggregate for any Fiscal Year;

         (c) the entering into by the Company of (i) any "Power-by-the-Hour" contract with expected revenues in excess of eight million dollars ($8,000,000) per annum or (ii) any contract or agreement, or any modification thereof or amendment thereto, if the obligations incurred or the expenditures made by the Company pursuant to such contract or agreement (or the increase in such obligations pursuant to such modification or amendment) could reasonably be expected to exceed eight million dollars ($8,000,000) in the aggregate;

         (d) the incurrence by the Company of any debt with a principal amount in excess of $500,000 in the aggregate;

         (e)  except with respect to the transactions described in SECTION
8.7 and except with respect to the WASI Sublease, (i) the entering into by the Company of any contract or agreement with any Member or any Affiliate of any Member; or (ii) the termination of, or the amending, modifying or waiving of any provision of, any such contract or agreement approved pursuant to this
SECTION 7.5(e);

         (f) the filing of any voluntary petition, or the acquiescence in any involuntary petition, in bankruptcy or receivership with respect to the Company or its property;

         (g) the Company's engaging in any business or activity that is not consistent with the purposes of the Company set forth in SECTION 3.2 hereof or the making of any material change in the nature of the Company's business;

         (h) the admission of additional Members (except in connection with a Transfer of a Member Interest made in accordance with ARTICLE XI);

         (i)  the dissolution or winding up of the affairs of the Company;

         (j) the adoption of any amendment to the Certificate of Formation or to this Agreement;

         (k) the issuance of any Capital Call Notice to any or all of the Members requiring any or all of the Members to make a Capital Contribution;

         (l) the making of any election to treat the Company other than as a partnership for income tax purposes;

         (m) the making of any distribution by the Company to the Members (other than to the extent permitted or required by SECTION 6.3);

         (n) the taking of any action which would make it impossible to carry on the ordinary business of the Company;

         (o) (i) the employment of any employee of the Company having compensation in excess of $100,000 annually, unless otherwise provided for in the annual operating budget as approved pursuant to Section 7.5(q), or (ii) the entering into of any employment agreement with any employee of the Company;

         (p) the changing of the accounting principles utilized by the Company or the application thereof in any manner not mandated by GAAP;

         (q) the approval of the annual operating budget of the Company (which shall be submitted to the Management Committee not less than twenty
(20) days prior to the beginning of each Fiscal Year) and any material changes thereto;

         (r) the decision to become a CFM56 (or other aircraft engine type, other than JT8 and JT9 aircraft engine models) working overhaul and repair facility;

         (s) the entering into by the Company of any contract or agreement which would require the Company to disclose, license or assign any proprietary information of the Company (or would require the Company to license or accept assignment of any proprietary information from any other Person); and

         (t) the type of insurance and coverage limits obtained by the Company.

         Further, notwithstanding any provision of this Agreement to the contrary, each of WLFC and CGTC agree that only the CGTC Managers, and not the WLFC Managers, shall be entitled to enforce the Company's rights (including, but not limited to, all rights triggered by the subtenant's breach or failure to timely vacate) under the WASI Sublease.

         7.6 RESIGNATION. Any Manager may resign at any time by giving written notice to the Members of the Company. The resignation of any Manager shall take effect upon receipt of such notice or at such later time as shall be specified in the notice. Unless otherwise specified in such notice, acceptance of the resignation of a Manager by the Company, the Members or the remaining Managers shall not be necessary to make it effective.

         7.7 REMOVAL. WLFC may at any time remove and replace any WLFC Manager with or without cause. CGTC may at any time remove and replace any CGTC Manager with or without cause. No Member other than WLFC may remove or replace any WLFC Manager, and no Member other than CGTC may remove or replace any CGTC Manager. In the event either WLFC or CGTC shall cease to be a Member for any reason, WLFC or CGTC, as applicable, shall cease to be entitled to designate Managers, and each of the WLFC Managers or the CGTC Managers, as applicable, shall be automatically removed as Managers without any further action required to be taken by any party; and, notwithstanding SECTION 7.8(A), the Member whose Manager designee(s) are so removed will not be entitled to appoint a replacement Manager or Managers to fill the vacancies so created.

         7.8 VACANCIES. Any vacancy occurring for any reason in the number of Managers may be filled pursuant to the following procedures:

         (a) If a vacancy occurs as a result of the death, disability, resignation or removal of a WLFC Manager or a CGTC Manager, WLFC or CGTC, as applicable, shall be entitled to appoint a replacement Manager; and

         (b) Any Person appointed as a replacement Manager shall hold office until such Person's death, disability, resignation or removal.

         7.9  MEETINGS OF MANAGEMENT COMMITTEE.

         (a) The Management Committee may hold any of its meetings at such place or places within or without the State of Delaware as the Management Committee may from time to time by resolution designate or as called by any Manager. Managers may participate in any regular or special meeting of the Management Committee by means of conference telephone or similar communications equipment pursuant to which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

         (b) Regular meetings of the Management Committee may be held at such times as the Management Committee shall from time to time by resolution determine, but in any event no less than once per Fiscal Quarter, on or about April 12, July 12, October 12 and January 12 of each Fiscal Year. Notice of time and place of any regular meeting shall be mailed to each Manager, addressed to him at his usual place of business, at least four (4) days before the day on which the meeting is to be held. Special meetings of the Management Committee shall be held whenever called by any Manager or the President. Notice of the time and place of any special meeting shall be mailed to each Manager, addressed to him at his residence or usual place of business, at least four (4) days before the day on which the meeting is to be held, or shall be sent to him at such place by telegraph, telecopy or cable or be delivered personally not less than 48 hours before the time at which the meeting is to be held. The purpose of any special meeting shall be required to be included in any notice of a special meeting. Notice of any meeting of the Management Committee shall not be required to be given to any Manager who signs a waiver of notice, whether before or after the meeting, or who is present at such meeting, except for a Manager who shall attend such meeting for the express purpose of objecting, at the beginning of such meeting, to the transaction of any business because the meeting is not lawfully called or convened.

         7.10 QUORUM. Except as otherwise provided in this Operating Agreement, the presence of Managers holding at least a majority of the Voting Power shall constitute a quorum for the transaction of business at any meeting of the Management Committee; PROVIDED, HOWEVER, that the presence of at least one (1) WLFC Manager and at least one (1) CGTC Manager shall be required to constitute a quorum.

         7.11 ACTION BY WRITTEN CONSENT. Any action required or permitted to be taken at any meeting of the Management Committee (or of any committee thereof) may be taken without a meeting by the unanimous written consent of the Managers.

         7.12 COMMITTEES. The Management Committee may designate such committees as the Management Committee may determine to serve at its pleasure, and may prescribe the manner in which proceedings of such committees shall be conducted. The provisions of this Operating Agreement with respect to notice and conduct of meetings of Managers shall govern committees of the Management Committee and actions by such committees. In resolutions adopted by the Management Committee authorizing any such committee, the Managers shall specify the authority of any such committee; PROVIDED, HOWEVER, that that at least one (1) WLFC Manager and at least one
(1) CGTC Manager shall be a committee member of each such committee; and PROVIDED, FURTHER, that no committee shall have the authority to take any action that is subject to the special voting provisions set forth in SECTION
7.5 without the affirmative vote or consent of the Required Members. The provisions of SECTIONS 7.2 and 7.3 with respect to the appointment and voting rights of Managers shall govern the appointments and voting rights of any committee members of any committees designated by the Management Committee.

         7.13 COMPENSATION. The compensation of the Officers and employees shall be paid directly by the Company and not by either Member. The compensation of the President of the Company shall be fixed from time to time by the Management Committee (or by any committee formed by the Management Committee to determine compensation matters), and the compensation of all other Officers and employees of the Company shall be fixed from time to time by the President; PROVIDED, HOWEVER, that any changes to the salaries and bonuses of any of the Company's Officers or employees for any Fiscal Year which, in the aggregate, would result in an increase in the overall amount provided for compensation in the annual operating budget for such Fiscal Year, and all changes to the benefit programs for such Officers and employees for such Fiscal Year, shall be determined by the Management Committee (or an authorized committee thereof). The Managers shall not be entitled to any compensation for their services as Managers, but shall be entitled to compensation for all reasonable, out-of-pocket costs incurred by them in the performance of their duties as Managers hereunder.

         7.14 NO PARTICIPATION BY MEMBERS. Except as expressly set forth in this Agreement or as expressly required by the Delaware Act (where such requirement cannot be superseded by the agreement of Members), the Members shall not have any vote or take any part in the control or management of the business of the Company, nor have any authority or power to act for or on behalf of the Company in any manner whatsoever. No Member that is not otherwise authorized by the Management Committee as an agent shall take any action to bind the Company, and each Member shall indemnify the Company for any costs or damages incurred by the Company as a result of the unauthorized action of such Member. Upon prior written approval of the Management Committee, each Member shall be reimbursed by the Company for all reasonable, out-of-pocket costs and expenses incurred by it in connection with the authorized carrying out of the Company's Business.

         7.15 COMPANY FUNDS. The funds of the Company will be deposited in such account or accounts maintained in the name of the Company with such bank or banks as are designated by the Management Committee. All withdrawals from or charges against such accounts shall require the signature of the Controller, Director of Finance or Chief Financial Officer, as the case may be, or his designee, and in each case one other authorized signatory, which signatory shall be an Officer of the Company. Funds of the Company may be invested as determined by the Management Committee in accordance with the terms and provisions of this Agreement; PROVIDED, HOWEVER, that at all times the Controller, Director of Finance or Chief Financial Officer, as the case may be, shall maintain books of account that show the amount of funds of the Company on deposit in each such account and interest accrued with respect to such funds as are credited to the Company.

         7.16 INDEMNIFICATION. Without duplication as to any matter indemnified against by the Company pursuant to SECTION 9.03 of each of the WLFC Contribution Agreement and the CGTC Contribution Agreement, and except as to any matter for which the Company is entitled to be indemnified pursuant to SECTION 9.02 of each of the WLFC Contribution Agreement and the CGTC Contribution Agreement, the Company shall indemnify and hold harmless (i) each Manager, (ii) each of the Members, (iii) the officers, directors and employees of each of the Members and the Company (each of the Persons set forth in clauses (i), (ii) or (iii) above, an "INDEMNITEE"), as follows:

         (a) In any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, and to which an Indemnitee was or is a party or is threatened to be made a party by reason of any act performed or omitted to be performed in the name of or on behalf of the Company in connection with the Company's business, the Company will indemnify such Indemnitee against reasonable attorneys' fees, judgments, fines, penalties, including excise and similar taxes, statements, and reasonable expenses actually incurred by such Indemnitee in connection with the defense and/or settlement of such action, suit, or proceeding, if such Indemnitee acted in good faith, within such Indemnitee's scope of authority, without gross negligence or willful misconduct, and in a manner reasonably believed by such Indemnitee to be in the best interests of the Company, and in the case of a criminal action or proceeding, if such Indemnitee had no reason to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, that the Indemnitee had reasonable cause to believe that his conduct was unlawful. In no event, however, will indemnification ever be made in relation to a proceeding between the Members, in relation to a proceeding in which the Indemnitee has been found liable for or convicted of fraud or a criminal act or for grossly negligent, willful, or intentional misconduct in the Indemnitee's performance of its duty to the Company or in relation to a proceeding which arises out of a material violation by the Indemnitee of the terms and provisions of this Agreement.

         (b) Any indemnification permitted under this SECTION 7.16 will be made only out of the assets of the Company (including any insurance proceeds payable under any insurance policies held by the Company) and no Member will be obligated to contribute to the capital of, or lend funds to, the Company to enable the Company to provide such indemnification.

         (c) The indemnification provided by this SECTION 7.16 will be in addition to any other rights to which each Indemnitee may be entitled under any agreement or vote of the Required Members, as a matter of law or otherwise, as to action in the Indemnitee's capacity as a Manager, Officer, Member, director, officer or employee of a Member, and will continue as to an Indemnitee who has ceased to serve in such capacity, and will inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitee.

         (d) The Company shall be authorized to purchase and maintain insurance on behalf of the Indemnitees.

         (e) In no event may an Indemnitee subject a Member to personal liability by reason of the indemnification provisions of this Agreement.

         (f) The provisions of this SECTION 7.16 are for the benefit of the Indemnitees and the heirs, successors, assigns, administrators, and personal representatives of the Indemnitees and will not be deemed to create any rights for the benefit of any other Persons.

         7.17  LIABILITY OF THE MANAGERS AND THE MEMBERS.

         (a) Subject to the provisions of this Agreement, neither the Managers, the Members nor the respective stockholders, directors, officers, employees or agents of the Members will be liable to the Company or to the other Members for errors in judgment or for any acts or omissions that do not constitute: (i) gross negligence; (ii) fraud; (iii) willful or wanton misconduct; or (iv) material violations of this Agreement, in each of cases
(i), (ii), (iii) and (iv) above, pursuant to this Agreement or otherwise related to the Company.

         (b) Each Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its directors, officers, employees, agents or representatives.

                                  ARTICLE VIII
                                     MEMBERS

         8.1 MANAGEMENT OF BUSINESS. No Member (in its capacity as a Member) will take part in the control of the Company's business, transact any business in the Company's name or have the power to sign documents for or otherwise bind the Company other than as specifically set forth in this Agreement.

         8.2 RETURN OF CAPITAL. No Member will be entitled to the withdrawal or return of its Capital Contribution except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Company may be considered as such by law and then only to the extent provided for in this Agreement.

         8.3 PARTITION. Each Member waives any and all rights that it may have to maintain an action for partition of the Company's property.

         8.4 RESIGNATION. A Member may not resign from the Company prior to the dissolution and winding up of the Company except upon the assignment of its Member Interest in accordance with the provisions of ARTICLE XI of this Agreement. A resigning Member shall not be entitled to receive any distribution and shall not otherwise be entitled to receive the fair value of its Member Interest, except as otherwise expressly provided in this Agreement.

         8.5 RESTRICTION ON PURCHASE OF MEMBER'S STOCK. Throughout the term of this Agreement, (a) Sequa Corporation and CGTC and each of their respective Affiliates shall each be strictly prohibited from purchasing, either directly or indirectly, securities of WLFC without the prior written consent of WLFC, which consent may be withheld in WLFC's sole and absolute discretion and (b) WLFC and each of its Affiliates shall each be strictly prohibited from purchasing, either directly or indirectly, securities of Sequa Corporation without the prior written consent of Sequa, which consent may be withheld in Sequa's sole and absolute discretion.

         8.6 REPRESENTATIONS AND WARRANTIES OF MEMBERS. Each Member hereby represents and warrants to the Company and to the other Member that:

         (a) Such Member is acquiring its Member Interest for investment purposes and not with a view to the resale or distribution thereof;

         (b)  Such Member understands and acknowledges that such Member's
Member Interest has not been registered under the Securities Act of 1933, as amended, or any state securities or blue sky laws and may not be sold unless registered under the Securities Act of 1933, as amended, and qualified under applicable state securities or blue sky laws or such sale is made pursuant to an exemption from such registration and qualification requirements;

         (c) The limitations on assignment contained in ARTICLE XI create an economic risk that such Member is capable of bearing; and

         (d) Except as described herein, to the best knowledge of such Member, no condition exists (or would exist with the passage of time or the giving of notice or both) which would interfere with such Member's ability to perform its obligations hereunder.

         8.7  TRANSACTIONS BETWEEN THE MEMBERS AND THE COMPANY.

         (a)  CGTC AS__________________________________TO THE COMPANY.
____________________________________________________
__________________________________________. CGTC hereby agrees to offer
______________to the Company ___________________________. In no event shall CGTC be required to perform _________________________________________________.
_________________________________________________________________________
______________________________, ____________________________________________,
and CGTC shall be entitled______________________.
 ______________________________________ ______________________________________
________________________________________________________________________________

__________________________, the Company shall _______________________. If
CGTC does not __________________________________, the Company shall
____________________________________. In the event that CGTC, during its performance of _______________, determines, in its sole and absolute discretion, that___________________________________________________________________________
______________________________________________________________________________.
Further, in the event that_____________________________________________________
______________________________________________________________________________.



         (b)  WASI AS____________________________________.
_______________________________________________________________________________
______________________. WLFC hereby agrees to_________________________________.
In no event shall WASI be required to ________________________________________.
_______________________________________________________________________________
the Company_______________, the Company shall __________________________
and WASI shall ________________. ____________________________________________
__________________________, _________________________________________________
_______________________________________________
the Company shall ______________________. If WASI does
not ______________________, the Company
shall_______________________________. In the
event that____________________________________________________________________
______________________________________________________________________________
____________________________________________________________________.*

         (c) Notwithstanding anything to the contrary contained herein, the Members hereby agree and acknowledge that in the event that WLFC or CGTC, as the case may be, ____________________________________ then WLFC, or CGTC, as the case may be, shall ____________________________________ provided to such
Member by SECTIONS 8.7 (a) and (b).

                                   ARTICLE IX
                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

         9.1 RECORDS AND ACCOUNTING. The Management Committee will keep or cause to be kept appropriate books and records with respect to the Company's business, which will at all times be kept at the principal office of the Company. Each Member will have access to such books and records at all reasonable times, and the Company shall have access to the tax and accounting books and records of PGTC held by WLFC at all reasonable times. The books of the Company will be maintained for financial reporting purposes on the accrual basis in accordance with GAAP.

__________________________

* Portions of this Exhibit has been omitted pursuant to a request for confidential treatment and the material has been filed separately with the Commission.

         9.2  REPORTS.

         (a) The Management Committee will prepare and deliver to each Member, at the Company's expense, not later than ten (10) days following the end of each Fiscal Quarter and not later than thirty (30) days following the end of each Fiscal Year, a balance sheet, statement of income, statement of Members' Capital Accounts and statement of source and application of funds of the Company, as at the end of such Fiscal Quarter or Fiscal Year and for the Fiscal Year then ended, as applicable, in each case (commencing with the second such Fiscal Year) setting forth in comparative form the figures for the preceding Fiscal Year, along with the Management Committee's discussion and analysis of variances, all in reasonable detail. All such Fiscal Year reports shall be audited and certified without qualification by the Company's independent accountants. At the request of any Member, any such Fiscal Quarter reports shall be reviewed by the Company's independent accountants.

         (b) At the request of any Member and at the Company's expense, the Management Committee will additionally cause to be provided to the Members
(i) an annual analysis detailing the components, and changes therein, of each Member's Capital Account, and (ii) an annual analysis detailing all allocations of Profit, Loss and other items of income, gain, loss and deduction, and (iii) such other reports, information or analysis that any Member may reasonably request.

                                    ARTICLE X
                                   TAX MATTERS

         10.1 PREPARATION OF TAX RETURNS. The Management Committee will arrange for the preparation and timely filing of all returns necessary for federal, state and local income tax purposes. The Management Committee shall submit the returns to each Member for review and approval no later than fifteen (15) days prior to the due date of the returns, after giving effect to any extensions of time. If any Member objects to any item on a return, resolution of the items objected to shall be made by the Required Members. The classification, realization and recognition of income, gains, losses, deductions and other items will be based on the method of accounting for federal income tax purposes determined by the Management Committee.

         10.2 TAX STATUS; ELECTIONS. It is intended that the Company will be classified as a partnership for federal income tax purposes and, where permitted or required in order to be so classified, will elect to be classified as a partnership for state and local tax purposes. Except as otherwise provided in this Agreement, the Management Committee (with the consent of the Required Members) will determine whether to make any other election available to the Company under the Code.

         10.3  TAX CONTROVERSIES.

         (a) Subject to the provisions hereof (including SECTION 10.3(b) below), CGTC is designated as the "tax matters partner" (as defined in
Section 6231 of the Code) and is authorized and required to represent the Company, at the Company's expense, in connection with all examinations of the Company's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member agrees to cooperate with the tax matters partner in connection with such proceedings. The tax matters partner will give all Members prompt notice of any communications from the Internal Revenue Service, or other taxing authorities, or any actions it proposes to take as "tax matters partner."

         (b) Notwithstanding anything to the contrary in this Agreement, the tax matters partner will have no authority without first obtaining the approval of the Required Members to:

                  (i) enter into a settlement agreement with the Internal Revenue Service that purports to bind Members other than the tax matters partner;

                  (ii) file a petition as contemplated in Code Section 6226(a) or 6228;

                  (iii)    intervene in any action as contemplated in Code
Section 6226(b)(5);

                  (iv)     file any request contemplated in Code Section
6227(b);

                  (v) enter into an agreement extending the period of limitations as contemplated in Code Section 6229(b)(1)(B);

                  (vi) retain any outside professional (other than the Company's designated accountant) with respect to any tax matters; or

                  (vii) file any state or federal income tax return on behalf of the Company.

Notwithstanding the withdrawal of a Member from the Company or the dissolution of the Company, the provisions of this SECTION 10.3 will survive and remain binding upon each Member until the statute of limitations has run for the assessment of federal, state and local taxes with respect to the last taxable year in which such Member held an interest in the Company.

         10.4 ORGANIZATIONAL EXPENSES. The Company will elect to deduct expenses incurred in organizing the Company ratably over a sixty-month period as provided in Section 709 of the Code.

                                   ARTICLE XI
                         TRANSFER RESTRICTIONS; PLEDGES;
                 CERTAIN RIGHTS; ADMISSION OF SUCCESSOR MEMBERS

         11.1 TRANSFER RESTRICTIONS. No Member shall Transfer its Member Interest, in whole or in part, except in accordance with the terms and conditions set forth in this ARTICLE XI. Any Transfer, or purported Transfer, of any Member Interest not made in accordance with this ARTICLE XI shall be null and void.

         11.2  FIRST REFUSAL RIGHTS.

         (a) If, at any time after the second anniversary of the date of this Agreement, either WLFC or CGTC (in either case, a "TRANSFERRING MEMBER") proposes to Transfer all of the Member Interests then owned by it to a Third Party pursuant to a Third Party Offer, then such Transferring Member shall first give a written notice (a "FIRST REFUSAL NOTICE") to the other Member (the recipient of such notice in either case, the "NOTIFIED MEMBER"), specifying (i) the identity of the Third Party making such Third Party Offer, (ii) the purchase price offered to such Transferring Member for its Member Interests pursuant to such Third Party Offer (the "OFFER PRICE"), and (iii) any other terms and conditions of such Third Party Offer, and containing an irrevocable offer (a "FIRST REFUSAL OFFER"), open to acceptance for a period of thirty (30) days after the date such First Refusal Notice is given, to sell to the Notified Member such Member Interests at the Offer Price and on the other terms and conditions of the Third Party Offer. The First Refusal Notice shall be accompanied by copies of all letters of intent, term sheets or other documents setting forth the proposed terms and conditions of such Third Party Offer. The Notified Member shall not be required to comply with any terms of the Third Party Offer that are unique to the Third Party.

         (b) The Notified Member may accept such First Refusal Offer by giving a written notice of such acceptance (a "NOTICE OF ACCEPTANCE") to the Transferring Member within thirty (30) days after the date the First Refusal Notice is given. If such a Notice of Acceptance is given, the closing of the Transfer of the Transferring Member's Member Interests to such Notified Member pursuant to the First Refusal Offer shall take place in accordance with the provisions of SECTION 11.3 hereof.

         (c)  If, at the end of the thirtieth day after the First Refusal
Notice is given, the Notified Member has not delivered a Notice of Acceptance of the First Refusal Offer contained in such notice, then the First Refusal Rights shall terminate with respect to the Transferring Member's Member Interests, the offer to sell the Member Interests to the Notified Member shall be deemed revoked and the Transferring Member, at any time within a period of three (3) months from the giving of said First Refusal Notice, may transfer all (but not less than all) of such Member Interests to the Third Party at the Offer Price and on the terms contained in the Third Party Offer; PROVIDED, HOWEVER, that in the event the Transferring Member has not so transferred said Member Interests to the Third Party within said three (3) month period, then said Member Interests thereafter shall continue to be subject to all of the restrictions contained in this Agreement as though no First Refusal Notice had ever been given.

         (d) In the event that a determination must be made (as described below) as to the fair market value of non-cash consideration, the thirty (30) day period referred to in SECTIONS 11.2(a)-(c) shall be extended to such greater period of time, not to exceed sixty (60) days after said First Refusal Notice, as specified by the Management Committee. In the event that the Third Party Offer provides, in whole or in part, for non-cash consideration, the Offer Price offered by the Third Party shall be deemed to be the amount of cash, if any, provided in the Third Party Offer plus the fair market value of the non-cash consideration as determined in good faith by the Management Committee.

         (e) In no event shall any Member solicit or accept any Third Party Offer that does not provide for the rights set forth in this SECTION 11.2.

         11.3  CLOSING OF PERMITTED TRANSFERS.

         (a) The closing of a Transfer provided for in SECTION 11.2(b) hereof shall take place on the date not later than three (3) months following the date on which the Notice of Acceptance referred to in SECTION 11.2(b) is given at the principal office of the Company (or at such other place as the Transferring Member and the Notified Member shall agree).

         (b) On the date of closing of any Transfer of Member Interests by a Transferring Member to the Notified Member pursuant to SECTION 11.2(b), the Transferring Member shall assign to the Notified Member the Member Interests being Transferred pursuant to such Section against delivery of the aggregate Offer Price for such Member Interests (the "PURCHASE PRICE"), either by (i) wire transfer of the Purchase Price to an account in a bank located in the United States designated by the Transferring Member for such purpose or (ii) delivery to the transferring Member of a cashier's check, payable to the order of the Transferring Member in the amount of the Purchase Price. Such Transfer shall be made without any representation or warranty whatsoever (other than to the effect that the transferring Member has good title to such Member Interests, free and clear of Liens, and has all requisite power and authority to assign such Member Interests to the transferee pursuant to SECTION 11.2 hereof).

         11.4  PLEDGES OF MEMBER INTERESTS.

         (a)  A Member may Pledge its Member Interest to any Person.

         (b) A Person acquiring a Member Interest pursuant to any foreclosure made upon any Pledge of such Member Interest (a "FORECLOSURE TRANSFEREE") will be entitled only to receive the distributive share of the Company's Profits, Losses and other items of income, gain, losses, deductions and credit and the distributions of cash and/or property attributable to such Transferred Member Interest, except as required by applicable law. Without limiting the foregoing, except as required by applicable law, a Foreclosure Transferee shall not be entitled to any of the rights of a Member pursuant to
SECTION 7.5 of this Agreement, and such Foreclosure Transferee's consent shall not be required to any matter hereunder requiring the consent of the Required Members.

         11.5  RIGHTS OF ASSIGNEE.

         (a) Except as provided in this ARTICLE XI and as required by operation of law, the Company will not be obligated for any purpose whatsoever to recognize the Transfer by any Member of a Member Interest unless such Transfer is made in accordance with the terms of this Agreement. A transferee or assignee of a Member's Member Interest other than in accordance with the provisions of this ARTICLE XI will be entitled only to receive the distributive share of the Company's Profits, Losses and other items of income, gain, losses, deductions and credit and the distributions of cash and/or property attributable to such transferred Member Interest.

         (b) Any Transfer of a Member Interest must be in writing, may not contravene any of the provisions of this Agreement, and must be executed by the transferor and delivered to the Company and recorded on the books of the Company. Any Transfer which contravenes any of the provisions of this Agreement will be of no force and effect and will not be recognized by the Company.

         (c) A transferee of a Member Interest who is not admitted as a Member pursuant to SECTION 11.6 will have no right to require any information or account of the Company's transactions or to inspect the Company books or to vote, but will only be entitled to receive the allocations and distributions to which its transferor would otherwise be entitled under this Agreement.

         (d) Any transferee who does not become a Member and desires to make a further transfer of such Member Interest will be subject to all of the provisions of this ARTICLE XI to the same extent and in the same manner as any Member desiring to transfer its Member Interest.

         (e) No transferee, whether or not such transferee becomes a Member pursuant to SECTION 11.6, shall be entitled to any of the rights provided by
SECTION 8.7.

         11.6  ADMISSION AS A SUCCESSOR MEMBER.

         (a) CONDITIONS OF ADMISSION. Subject to the other provisions of this ARTICLE XI, a transferee of a Member Interest will be admitted as a Member only if the following conditions are satisfied:

                  (i) The transferee accepts and agrees to be bound by the terms and provisions of this Agreement as a Member with respect to the Member Interest so transferred;

                  (ii) A counterpart of this Agreement and such other documents or instruments as the Management Committee may reasonably require is executed by the transferee to evidence such acceptance and agreement;

                  (iii) The transferee pays or reimburses the Company for all reasonable legal fees, filing and publication costs incurred by the Company in connection with the admission of the transferee as a Member with respect to the Member Interest so transferred; and

                  (iv) If the transferee is not an individual, the transferee provides the Company with evidence satisfactory to counsel for the Company of the authority of such transferee to become a Member under the terms and provisions of this Agreement.

         (b) FILINGS. The Secretary will make all official filings and publications as promptly as practicable after the satisfaction by the transferee of the conditions contained in this ARTICLE XI to the admission of such transferee as a Member.

         11.7 DISTRIBUTIONS AND ALLOCATIONS IN RESPECT OF TRANSFERRED MEMBER INTERESTS. If any Member Interest is Transferred during any Tax Year in compliance with the provisions of this

ARTICLE XI, Profits, Losses and all other items attributable to the transferred (or adjusted) interest for such period will be divided and allocated between the affected Persons by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Management Committee (with the consent of the Required Members). All distributions on or before the date of such Transfer will be made to the transferor. Solely for purposes of making such allocations and distributions in the case of a Transfer, the Company will recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer. The Company will not incur any liability for making allocations and distributions in accordance with the provisions of this SECTION 11.7, whether or not the Company has knowledge of any Transfer of any interest.

         11.8 TRANSFER OF MEMBER INTEREST BY PGTC TO WLFC. Notwithstanding any provision in this ARTICLE XI to the contrary, the Transfer of PGTC's Member Interest to WLFC as contemplated by the Recitals of this Agreement shall not be subject to any of the provisions of this ARTICLE XI. The parties to this Agreement acknowledge and agree that WLFC shall be admitted as a Member of the Company effective upon the distribution of PGTC's Member Interest to WLFC on the Closing Date, and shall succeed to all rights, obligations and Capital Contributions, and to the Capital Account of, PGTC.

                                   ARTICLE XII
                               DEADLOCK; BUY-SELL

         12.1  OFFER TO PURCHASE SHARES TRIGGERED BY DEFAULT OR DEADLOCK.

         (a) GENERAL. Notwithstanding anything to the contrary contained in this Agreement, if at any time after the second anniversary of the date of this Agreement, a Member has declared a Deadlock and has given written notice of such Deadlock to the other Member, then either WLFC or CGTC (the "OFFERING MEMBER") may provide the other Member (the "NON-OFFERING MEMBER") with written notice of an offer (the "OFFER") to purchase all of the Non-Offering Member's Member Interests within thirty (30) days of the receipt of written notice of the Deadlock. The notice shall include a purchase price in cash to be payable in full upon the closing, and must not be subject to any conditions other than receipt of any required regulatory approvals. The Non-Offering Member shall be obligated either to (i) sell all of the Non-Offering Member's Member Interests to the Offering Member or (ii) purchase from the Offering Member all of the Offering Member's Member Interests, in either case for the same purchase price, payment terms and any other conditions as were set forth by the Offering Member in the written notice, within ninety (90) days of the receipt of such written notice.

         (b)  DUAL OFFERS. If both Members deliver an Offer pursuant to
SECTION 12.1(a), the offer which has a greater cash value shall be deemed the Offer, and the party delivering such Offer shall be deemed the Offering Member and the party delivering the lower cash value offer shall be deemed the Non-Offering Member for purposes of this SECTION 12.1. If both Members deliver Offers pursuant to the preceding sentence which are equal in cash value, both Members may resubmit Offers within five (5) days of the delivery of the original offers and such new Offers shall be subject to the procedures set forth in the preceding sentence.

         (c) CLOSING. At the closing of any purchase of Member Interests pursuant to this ARTICLE XII, the buying Member shall tender to the selling Member the purchase price for the Member Interests to be acquired, and, without any further action on the part of the selling Member, the selling Member shall cease to own such Member Interests and shall cease to be a Member of the Company. Any Member Interests purchased pursuant to this ARTICLE XII shall be free and clear of any and all Liens, and at the closing the selling Member shall represent and warrant to such effect and to the effect that the selling Member is the legal and beneficial owner of such Member Interests. The buying Member shall deliver at such closing, by wire transfer of immediately available funds, payment in full for the Member Interests being purchased by the buying Member. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise reasonably necessary or appropriate, consistent with the terms hereof.

                                  ARTICLE XIII
                           DISSOLUTION AND LIQUIDATION

         13.1 NO DISSOLUTION. The Company shall not be dissolved by the admission of Members in accordance with the terms of this Agreement or, except as provided in SECTION 13.2, by any event which terminates the continued membership of a Member in the Company, so long as the Company at all times has at least one Member. Upon the occurrence of any such event, the business of the Company shall be continued without dissolution.

         13.2 EVENTS CAUSING DISSOLUTION. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

         (a) the bankruptcy or dissolution of a Member, or the occurrence of any other event under the Delaware Act that terminates the continued membership of a Member (PROVIDED, HOWEVER, that the dissolution of PGTC shall not constitute a dissolution of the Company under this ARTICLE XIII or otherwise);

         (b) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act;

         (c) the completion of the sale of all or substantially all of the assets of the Company; or

         (d) the unanimous written consent of the Members to dissolve the Company.

         13.3 CONTINUATION OF THE COMPANY. Upon the occurrence of an event described in SECTION 13.2(A) only, the Company may be reconstituted if the remaining Members at the time of such event unanimously elect to continue the Company within ninety days after such event. If no election to continue the Company is made within ninety days after such event, the Company will conduct only those activities necessary to wind up its affairs.
If such an election to continue the Company is made, then:

         (a) the Company will be deemed to be reconstituted and will continue unless and until dissolved in accordance with this ARTICLE XIII; and

         (b) all necessary steps will be taken to amend or restate this Agreement and, if the Certificate of Formation has been canceled, then a new certificate of formation (or similar certificate) shall be filed in accordance with the Delaware Act.

         13.4  LIQUIDATION.

         (a) Upon dissolution of the Company, a neutral liquidating trustee (the "LIQUIDATOR") of the Company shall be selected by the Required Members.

         (b) The Liquidator will agree not to resign at any time without fifteen (15) days' prior written notice. The Liquidator may be removed at any time, with or without cause, by notice of removal approved by the Required Members. Upon dissolution, removal or resignation of a Liquidator, a successor and substitute Liquidator (who will succeed to all rights, powers and duties of the original Liquidator) will, within thirty (30) days thereafter, be approved by the Required Members. The right to appoint a successor or substitute Liquidator in the manner provided herein will be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to a Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided.

         (c) Except as expressly provided in this ARTICLE XIII, the Liquidator will have and may exercise, without further authorization or consent of any of the Members, all of the powers conferred upon the Management Committee and the Required Members under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Company as provided for herein.

         (d) Except as provided in SECTION 13.6 below, the Liquidator will liquidate the assets of the Company, and, after making all allocations and distributions otherwise required by this Agreement, will apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

                  (i) First, to creditors of the Company (including Members) in the order of priority provided by law, including the escrowing of a reserve of cash or other assets of the Company for contingent liabilities in an amount determined by the Liquidator to be appropriate for such purposes; and

                  (ii) Second, to the Members in accordance with the positive balances in their respective Capital Accounts.

         13.5 RESERVES. After all the assets of the Company have been distributed, the Company will terminate; PROVIDED that, if at any time thereafter any funds in any reserve referred to in SECTION 13.4(D)(I) are released because the need for such reserve has ended, such funds will be distributed to the Members in the same manner as if such distribution had been made pursuant to SECTION 13.4(D)(II).

         13.6  DISTRIBUTIONS IN KIND. Notwithstanding the provisions of
SECTION 13.4 that require liquidation of the Company's assets, but subject to the order of priorities set forth therein, if on dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company's assets would be impractical or would cause undue loss to the Members, the Liquidator may defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (other than those to Members). The Liquidator may distribute to the Members, in lieu of cash, such Company assets as the Liquidator deems not suitable for liquidation. Any distributions in kind will be subject to such conditions relating to the disposition and management thereof as the Liquidator deems reasonable and equitable. The Liquidator will value any property distributed in kind based upon such property's fair market value as determined using such reasonable method of valuation as it may adopt. The fair market value of such property will be the gross fair market value of such property for purposes of making the adjustments required by paragraph (b) of the definition of "Book Value" and paragraph (c) of the definition of "Profits and Losses."

         13.7 FILING OF CERTIFICATE OF CANCELLATION. Upon the completion of the distribution of the Company's property as provided in SECTIONS 13.4, 13.5 and 13.6, the Liquidator (or the Members if necessary) will cause the Certificate of Formation to be canceled and will take such other actions as may be necessary to terminate the existence of the Company.

         13.8 RETURN OF CAPITAL. No Member will be personally liable for the return of the Capital Contributions of the Members, or any portion thereof, it being expressly understood that any such return will be made solely from the Company's assets.

                                   ARTICLE XIV
                               GENERAL PROVISIONS

         14.1 AMENDMENT. Any amendment to this Agreement or the Certificate of Formation may be adopted only if unanimously approved in writing by all Members in accordance with SECTION 7.5(J).

         14.2 FURTHER ACTION. The parties will execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

         14.3 INVALIDITY OF PROVISIONS. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties will be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

         14.4 NOTICES. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by telecopy or by registered or certified mail, postage prepaid, to the attention of the following persons at their respective addresses, as follows (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this SECTION 14.4):

         IF TO WLFC:

                  Willis Lease Finance Corporation
                  2320 Marinship Way
                  Suite 300
                  Sausalito, California  94965
                  Attention:  General Counsel
                  Telephone No.:  (415) 275-5112
                  Telecopier No.:  (415) 331-5167

         IF TO CGTC:

                  Chromalloy Gas Turbine Corporation
                  4430 Director Drive
                  P.O. Box 200150
                  San Antonio, Texas 78219
                  Attention:  Kenneth J. Binder
                  Telephone No.:  (210) 333-6010
                  Telecopier No.:

         IN EACH CASE, WITH A COPY TO:

                  Gibson, Dunn & Crutcher LLP
                  333 South Grand Avenue
                  Los Angeles, California 90071
                  Attention:  Linda L. Curtis, Esq.
                  Telephone No.:  (213) 229-7582
                  Telecopier No.:  (213) 229-6582

         AND

                  Sequa Corporation
                  200 Park Avenue
                  New York, New York 10166
                  Attention:  Stuart Z. Krinsly
                  Telephone No.:  (212) 986-5500
                  Telecopier No.:  (212) 557-9465

Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by telecopy or, if mailed, when actually received.

         14.5 BINDING EFFECT. This Agreement will be binding upon and inure to the benefit of the parties hereto and their successors, legal representatives and permitted assigns.

         14.6 INTEGRATION. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

         14.7 NO THIRD PARTY BENEFICIARY. This Agreement is made solely and specifically between and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and (except as specifically set forth in SECTION 7.16) no other Person whatsoever will have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

         14.8 WAIVER. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof will constitute waiver of any such breach or any other covenant, duty, agreement, or condition.

         14.9 COUNTERPARTS. This Agreement may be executed and delivered in one or more counterparts and via facsimile, all of which together will constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

         14.10 GOVERNING LAW. This Agreement will be construed and interpreted in accordance with and governed by the Delaware Act with respect to all matters subject thereto, and otherwise will be governed by and construed and interpreted in accordance with the laws of the State of California applicable to contracts made and to be performed in that State.

         14.11  CONFIDENTIALITY.

         (a) Except as may be required to be disclosed by a Member under applicable law, each Member and Manager shall keep confidential and shall not disclose, directly or indirectly, to any other Person (other than to its Affiliates, employees and/or agents in connection with such Member's performance of its obligations hereunder), or use for its personal benefit, any Company Proprietary Technology or Company Confidential Information or any other information belonging to the Company. This SECTION 14.11 shall not apply to (i) any disclosure by a Member of information that becomes generally available to the public through no fault of any such Member or Manager or (ii) any disclosure or use by a Member of any information that is licensed to the Company by such Member and that such Member retains ownership of and/or rights to use pursuant to any such licensing arrangement.

         (b) Each Member agrees to take any and all actions reasonably deemed necessary or appropriate by it to insure the continued confidentiality and protection of the confidential information that it has agreed to keep confidential pursuant to this SECTION 14.11. In the event that any Member is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the confidential information that it has agreed to keep confidential hereunder, it will provide the Company and the other Member with prompt notice of such request so that the Company and/or the other Member may seek an appropriate protective order or waive its compliance with the provisions of this SECTION 14.11. In the event that such protective order or other remedy is not obtained, or the Company or the other Member waives compliance with the provisions of this SECTION 14.11, such Member agrees that it will furnish only that portion of any confidential information that is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of any confidential information being disclosed.

         14.12 PUBLICITY. During the term of this Agreement, no Member shall, nor shall such Member permit its directors, officers, employees, Affiliates, agents, advisors, representatives or designated Manager to, issue any press release or otherwise make any public statements or other announcements concerning the Company or the operations of the business of the Company, without first notifying and consulting with the other Member regarding the form and content of such press release, statement or other announcement; PROVIDED, HOWEVER, that neither Member shall be prevented at any time by this SECTION
14.12 from furnishing any required information to any Governmental Body or from complying with its legal obligations under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable law.

         14.13  DISPUTE RESOLUTION.

         (a) Any controversy or claim arising out of or relating to this Agreement (or breach thereof, including without limitation any breach by CGTC of its obligations under SECTION 4.3(B)), other than a Deadlock, whether arising in tort, contract or otherwise, shall be settled in accordance with the following procedures:

                  (i) The parties shall first attempt to resolve such controversy or claim by meeting with an independent mediator chosen by both Members.

                  (ii) If the parties are unable to mutually agree upon a mediator, then the mediator shall be appointed by the American Arbitration Association in the San Diego, California metropolitan area ("AAA") in accordance with then-current commercial rules of mediation thereof.

                  (iii) If such controversy or claim cannot be resolved by mediation within sixty (60) days after the party raising the controversy or claim first notifies the other party thereof in writing, then the controversy or claim shall be submitted to AAA for binding arbitration, to be held in the San Diego, California metropolitan area, in accordance with the then-current commercial rules of arbitration of AAA.

         (b) The award from any binding arbitration shall be binding upon the parties and their successors and permitted assigns, whether or not any party fails or refuses to participate therein, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         (c) The arbitrator shall have the power to issue injunctions and otherwise to grant equitable relief, and shall award legal fees and costs (including fees and costs incurred by AAA and by the arbitrator) to the prevailing party. The arbitrator shall not have the power to award punitive, exemplary or indirect damages.

         (d) Except as may be otherwise ordered by the arbitrator in accordance with SECTION 14.13(C), each party shall bear its own costs and expenses in connection with any proceeding commenced under this SECTION 14.13, including, without limitation, legal fees and disbursements, travel expenses, witness fees and costs, photocopying and other preparation expenses. The costs and other fees charged by the independent mediator or AAA, whether in connection with a mediation and/or arbitration, shall be shared equally by the parties.

FA992160.080                                             42

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Operating Agreement as of the date first above written.

                                                             WILLIS LEASE FINANCE CORPORATION


                                                             By:      /s/ Donald A. Nunemaker
                                                             Name:    DONALD A. NUNEMAKER
                                                             Title:   EXECUTIVE VICE PRESIDENT


                                                             CHROMALLOY GAS TURBINE CORPORATION


                                                             By:      /s/ Kenneth J. Binder
                                                             Name:    KENNETH J. BINDER
                                                             Title:   EXECUTIVE VICE PRESIDENT


                                                             PACIFIC GAS TURBINE CENTER, INCORPORATED


                                                             By:      /s/ Graham P. Bell
                                                             Name:    GRAHAM P. BELL
                                                             Title:   PRESIDENT



--------

  * Portions of this Exhibit has been omitted pursuant to a request for confidential treatment and the material has been filed separately with the Commission.

  * The material has been omitted pursuant to a request for confidential treatment and the material has been filed separately with the Commission.

  * The material has been omitted pursuant to a request for confidential treatment and the material has been filed separately with the Commission.

  * The material has been omitted pursuant to a request for confidential treatment and the material has been filed separately with the Commission.

  * Portions of this Exhibit has been omitted pursuant to a request for confidential treatment and the material has been filed separately with the Commission.